Exhibit 99.1
Western Alliance Bancorporation announced the following developments regarding its third quarter 2008 performance:
As of June 30, 2008, Western Alliance owned $3.5 million of Freddie Mac preferred stock and $5 million of a collateralized debt obligation (CDO) consisting primarily of financial institution trust preferred debt. As of September 8, 2008 dividend and debt service for these securities has been suspended, which the Company believes indicates that the investments are other than temporarily impaired (OTTI). In addition, the Company holds other financial institution preferred stock and trust preferred debt for which debt service continues, but have market values below amortized cost as reflected in the $46.2 million accumulated other comprehensive loss the Company reported as of June 30, 2008. In addition to Freddie Mac, the preferred stock portfolio is comprised of holdings of Bank of America, Merrill Lynch, Morgan Stanley, Washington Mutual, and Zions Bancorporation. The trust preferred portfolio is comprised of JPMorgan Chase, State Street, and CDOs primarily backed by financial institution trust preferred debt issued by community banks nationwide. While the Company continues to evaluate its holdings of preferred stock and trust preferred debt, at this time management estimates total OTTI charges between $15 million and $20 million net of tax during the third quarter.
Management has evaluated the capital position of Western Alliance and each of its banking subsidiaries and believes each will continue to have capital levels above the “Well Capitalized” threshold as promulgated by federal banking regulators after any OTTI charges.
In other developments in the third quarter, management currently expects the following:
•	Diluted earnings per share of $0.10 to $0.14, before OTTI charges, compared to $0.08 in second quarter 2008

•	Net interest margin of 4.30%, compared to 4.25% in second quarter 2008 and 4.20% in first quarter 2008

•	Non-accrual loans and other real estate owned of $45 to $50 million at September 30, 2008, compared to $51.3 million at June 30, 2008
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include: factors listed in the Form 10-K as filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for loan losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.
We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this press release to reflect new information, future events or otherwise.